Exhibit 10.7
October 10, 2006
Bruce Felt
Dear Bruce:
     On behalf of Success Acquisition Corporation, dba SuccessFactors, Inc. (the “Company”), I am ecstatic to offer you employment with the Company on the terms set forth below.
1.	Position. You will start in a position as CFO, reporting to me, Lars Dalgaard, President and CEO. You will work out of our office located in San Mateo, CA. By signing this letter, you confirm with the company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.	Compensation. You will be paid $235,000 on an annualized basis, which is equivalent to semi-monthly wages of $9,791.67, less payroll deductions and all required withholdings. You will be paid your salary in accordance with the Company’s regular payroll policy. The Company may modify compensation from time to time as it deems necessary. You will be eligible for a 45% annual performance bonus, or $105,750 upon reaching certain mutually established goals set by you and the Company.

This makes the total On Target Earning $340,750.00.
3.	Stock Option. We will recommend to the Board of Directors (the “Board”) of the Company that, at the next board meeting after your commencement date, you be granted, at your election, either an incentive stock option or non-qualified stock option (the “Option”) entitling you to purchase up to 500,000 (FIVE HUNDRED THOUSAND) shares of Common Stock of the Company at the then current fair market value price as determined by the Board at that meeting. The Option will be immediately exercisable. Subject to Board approval, the shares subject to the Option shall vest pursuant to a four-year vesting schedule, which shall provide that twenty-five percent (25%) of the shares subject to the Option shall become vested after you complete one year of continuous full time service with the Company, and one forty-eighth (1/48th) of the shares subject to the Option shall vest for each month of your continuous full time service thereafter. Your Option shall be subject to the terms and conditions of the Company’s Stock Option Plan and form of Stock Option Agreement, which will be distributed after the Board approves your Option. You will be provided the opportunity to exercise the Option with a full-recourse promissory note at a fair market rate of interest. The Note will be due and

/s/ BF
Initials of Employee

payable upon the earlier of (i) October 2, 2011, (ii) your last day of employment with the Company, (iii) the date you sell shares for an aggregate sales price greater than the aggregate exercise price of the Option, (iv) the date the Company files a registration statement in connection with a public offering and (v) the closing of a merger in which you will be deemed to be an officer of the combined business. You acknowledge that you are responsible for obtaining tax advice with regard to the stock option.
4.	Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility including, medical, dental and vision insurance, fifteen (15) days Paid Time Off (“PTO”) and two (2) floating holidays annually. During your employment, you shall be permitted, to the extent eligible, to participate in the Company’s Flexible Spending Account plan and 401(k) plan or any other similar benefit plan of the Company that is available to employees generally. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Details about these benefits plans are available for your review. Company may modify compensation and benefits from time to time as it deems necessary.
5.	Compliance with Company’s Policies and Procedures. As a Company employee, you will be expected to abide by the Company’s policies and procedures and acknowledge in writing that you have read and Company’s Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution prior to or on your Start Date.
6.	Employment Relationship. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary verbal, written or implied representations which may have been made to you are superseded by this written offer. This is the full and complete agreement between you and the Company with respect to the subject matters herein. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
7.	Dispute Resolution Procedure. As a condition of employment with the Company, you will be required to sign and abide by the terms of the Company’s dispute resolution procedure, which is incorporated into this offer letter by reference and found in the Company’s Proprietary Information and Inventions Agreement.
8.	Change of Control. In the event of a change of control transaction described in sections 16.1(ii), 16.1(iii) or 16.1(iv) of the Company’s 2001 Stock Option Plan, (a “Change of Control”), in addition to your normal vesting, 50% of your then unvested shares shall vest in equal monthly installments over the 12 months immediately after the consummation of the Change of Control. In addition, in the event of a Change of Control and you are involuntarily terminated without Cause (as defined in the Company’s 2001 Stock Option

/s/ BF
Initials of Employee

Plan) by SuccessFactors or a successor company within 12 months of a Change of Control or you terminate your employment with the Company or a successor company with 12 months of a Change of Control for. Good Reason (as defined below), then you will receive a full vesting of all then unvested Shares as of your termination date. “Good Reason” means that you elect to terminate your employment within 30 days of the occurrence of one or more of the following events, provided you have also delivered written notice to the Company 10 days prior to your resignation: (a) the material reduction, without your consent, of the annual base salary you were paid at the time of the Change of Control; (b) the material diminution or reduction, without your consent, of your authority, duties or responsibilities within the combined business (for example, you are not the CFO of the combined entity); or (c) relocation of the Company’s office at which you work to a location that is more than 50 miles from its current location.
9.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
10. Proportional work and pay
a.	Bruce will submit a work schedule as he transitions out of previous company

b.	Bruce will not be paid a salary by SuccessFactors for any day he is being paid a normal salary (not termination benefit) by his current employer. However, Bruce will vest his options one day (i.e. 0.0685% of the Option) for each day he works at or for SuccessFactors
11.	Severance
a.	if terminated without cause in first year, subject to your execution of a customary release of claims, Bruce will be offered
i.	6 months salary severance

ii.	6 months vesting acceleration
b.	If terminated without cause after first year, subject to your execution of a customary release of claims, Bruce will be offered
i.	6 months salary severance

ii.	3 months vesting acceleration
12.	Tax Protection. We acknowledge that our agreement to provide you with benefits on a Change in Control (as described above) may result in unintended adverse tax consequences to you and to the Company if not structured carefully to comply in good faith with the requirements of Sections 280G and 409A of the Internal Revenue Code.

/s/ BF
Initials of Employee

Accordingly, we agree to take the following steps to avoid or minimize such tax consequences to the full extent permitted by the Code: provided, however, that the Company shall not be required to increase any benefits to you or make any additional payment to you or reimburse you for or “gross up” the amount of any tax imposed on you under Section 280G or Section 409A:
     i. For so long as the Company is eligible to do so (i.e., is privately held), the Company will make best efforts to satisfy the shareholder approval requirements set out in Section 280G(b)(5) with respect to your benefits on a Change In Control; and
     ii. In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G and (ii) but for this Section 12(ii), would be subject to the excise tax imposed by Section 4999 then your benefits under this Agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. Unless you and the Company otherwise agree in writing, any determination required under this Section 12(ii) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 12(ii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(ii). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12(ii); and
     iii. In the event payment of any benefit hereunder would result in adverse tax consequences under Section 409A, the Company will work with you to take such reasonable steps are necessary to reform such payment or to amend such payment schedule so as to comply in good faith to avoid or minimize the imposition of tax on you under Section 409A and its proposed or final regulations while also providing you, to the extent possible, with the full benefits set out above. Such steps may include (without limitation) providing for a set payment schedule after the Change In Control or deferring payment to a future date upon the objective determination by the Company of adverse tax consequences under Section 409A.
The Company and you agree that in the event (and as of the date) that the IRS issues specific guidance regarding the treatment of Section 280G payments under Section 409A this agreement will be amended (if appropriate) to provide the intended benefits in good faith compliance with such guidance.
     This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersede any prior representations

/s/ BF
Initials of Employee

or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Human Resources Director, Jennifer Boyd (via confidential fax 408 317 0366), along with a signed and dated copy of the Proprietary Information and Inventions Agreement.
     This offer expires at the close of business, October 11, 2006. In addition, this offer will be contingent on the results of reference and/or background checks.

Very truly yours,
/s/ Lars Dalgaard
Lars Dalgaard
President and CEO SuccessFactors, Inc.

ACCEPTED AND AGREED: Bruce Felt
/s/ Bruce Felt
Signature
10/11/06
Date
October 13, 2006
Anticipated Start Date
Attachment: Proprietary Information and Inventions Agreement

/s/ BF
Initials of Employee

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